Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 No. 333-289627 of Adaptin Bio, Inc. (“the Company”) of our report dated April 1, 2026, which includes an explanatory paragraph relating to the substantial doubt over the Company’s ability to continue as a going concern, relating to the consolidated financial statements which are comprised of the consolidated balance sheets, consolidated statements of operations, consolidated statements of changes in stockholders’ deficit, and the consolidated statements of cash flows, all of which appear in this Form 10-K.

/s/ WithumSmith+Brown, PC

East Brunswick, NJ

April 1, 2026